Exhibit 10.29

Agreement and Release

This Agreement and Release (“Agreement”) is made by and among Alphabet Holding Company, Inc., a Delaware corporation (“Parent”), Parent’s wholly-owned subsidiary, NBTY, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Glenn Schneider (the “Employee”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of August 6, 2012 (the “Employment Agreement”);

WHEREAS, in connection with Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective October 31, 2014, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company, Parent, and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates;

WHEREAS, upon Employee’s termination of employment and the execution of this Release, Employee and the Company agreed to enter into the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”) pursuant to which the Employee is and will continue to provide certain consulting services to the Company; and

WHEREAS, in connection with the commencement of the consulting services, the Severance Payments described in Section 4 of the Employment Agreement shall be postponed as set forth herein, and in consideration of entering into the Consulting Agreement, Employee agrees to extent the Restriction Period set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement and entering into the Consulting Agreement, which, are conditioned on Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.             Severance Payments; Salary and Benefits.  The Company agrees to provide Employee with the severance payments and benefits described in Section 4(b) of the Employment Agreement subject to the terms and conditions of, the Employment Agreement, provided that the Severance Payments will be paid in the form of salary continuation payments in regular installments over the twelve (12) month period following the termination/expiration of the Consulting Agreement instead of the twelve (12) month period following the Date of Termination as currently set forth in the Employment Agreement. In addition, the Employee and the Company agree to extend the Restriction Period, as provided in the Consulting Agreement. Notwithstanding the foregoing, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall promptly pay or provide to Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.             Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, Parent, any of their direct or indirect subsidiaries and affiliates (including, without limitation, TC Group, L.L.C. and its affiliated entities), and, in their capacities related to the foregoing, any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)           any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York City Human Rights Law;

(e)           any and all claims for violation of the federal or any state constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)           any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims (x) that Employee has pursuant to (1) a Stock Option Agreement, dated May 13, 2011 between Parent and the Employee, as amended by an Amendment, effective December 12, 2013, (2) the Consulting Agreement, (3) the Indemnification Agreement between the Employee and Parent, dated as of August 6, 2012, and (4) the Indemnification Agreement between the Employee and the Company, dated as of August 6, 2012, and (y) that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, rights with regard to any vested equity (including under any stockholders agreement governing such equity and any side letter relating thereto), and any rights to indemnity and coverage under the Company’s directors and officers insurance policies.

3.             Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that he has been advised by this writing that:  (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least 21 days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above,

Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.             Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.             No Oral Modification.  This Agreement may only be amended in a writing signed by Employee, a duly authorized officer of the Company and a duly authorized officer of Parent.

6.             Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Sections 11(a) and 11(i) of the Employment Agreement.

7.             Effective Date.  If Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then the Employee has seven days after he signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by the Employee before that date (the “Effective Date”).

8.             Voluntary Execution of Agreement.  Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company, Parent or any third party, with the full intent of releasing all of his claims against the Company, Parent and any of the other Releasees.  Employee acknowledges that:  (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company or Parent that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	November 19, 2014	COMPANY (or any successor thereto)

		By:	/s/Karla Packer
		Name:	Karla Packer
		Title:	Senior Vice President Human Resources

Dated:	November 19, 2014	PARENT (or any successor thereto)

		By:	/s/Karla Packer
		Name:	Karla Packer
		Title:	Senior Vice President Human Resources

Dated:	November 19, 2014	EXECUTIVE

		By:	Glenn Schneider
		Name:	Glenn Schneider